Exhibit 99.2

Heartland Oil and Gas Corporation
1625 Broadway, Suite 1480
Denver, CO 80202
Phone: 1-866-693-5500 Fax: (604) 638-3525

Press Release
For immediate release

Heartland Oil and Gas Corporation initiates gas sales

Denver, CO February 21, 2006 PRNewswire Heartland Oil and Gas Corporation (HOGC.OB, “the Company”) today announced that its affiliate, Heartland Gas Gathering, LLC, has initiated gas sales from the Lancaster battery located approximately five miles southwest of Paola, Kansas. The Company’s current daily sales volume net of fuel gas and shrinkage is approximately 275 thousand cubic feet of gas from 16 wells with completed reservoirs at depths ranging from 400 to 800 feet. On a gross basis, the wells are producing approximately 360 Mcfgpd. Gas is being sold to Enbridge Marketing (U.S.) L.P. The Company will be paid the Enbridge posted price, which is based on the Kansas Mid-continent Index posted by Gas Daily Williams (Southern Star) after BTU adjustment and fuel retention. The Company currently has leasehold ownership on approximately 130,000 acres in adjacent, or nearly adjacent, areas.

Heartland Oil and gas Corporation is engaged in the exploration, development, and acquisition of oil and natural gas. The Company’s primary focus is on it’s acreage in eastern Kansas. Most of the Company’s effort is directed toward coal bed methane and shale gas.

For further information contact:

Investor Relations at Heartland Oil and Gas Corporation
1-866-693-5500
info@heartlandoilandgas.com (HOGC)

Source: Heartland Oil and Gas Corporation